Exhibit 2

This AMENDED AND RESTATED JOINT FILING AGREEMENT, dated as of April 14, 2014 (this “Agreement”), is by and among Looking Glass LLC, Plainfield Special Situations Master Fund Limited, Max Holmes, David Walker and Ian Stokoe (collectively, the “Filing Persons”).

Pursuant to and in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, each of the Filing Persons agrees that a statement of beneficial ownership with respect to the common stock of Network-1 Security Solutions, Inc., a Delaware corporation, may be filed jointly with the United States Securities and Exchange Commission on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Filing Persons state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

This Agreement may be terminated by any of the Filing Persons upon one (1) week’s written notice or such lesser period of notice as the Filing Persons may mutually agree.

LOOKING GLASS LLC

By:	/s/ Max Holmes
Max Holmes
President

PLAINFIELD SPECIAL SITUATIONS
MASTER FUND LIMITED

By:	/s/ Max Holmes
Max Holmes
Authorized Individual

MAX HOLMES

By:	/s/ Max Holmes
Max Holmes

DAVID ALEXANDER KENNETH WALKER

By:	/s/ David Walker
David Alexander Kenneth Walker, Joint Voluntary
Liquidator of the Master Fund

IAN DAVID STOKOE

By:	/s/ Ian Stokoe
Ian David Stokoe, Joint Voluntary Liquidator of the
Master Fund